Exhibit 14.1

KEMET Global Code of Conduct Table of Contents

Letter from CEO

I.                 About the KEMET Global Code of Conduct

A.    General Compliance Policy

B.    Honoring the Spirit of the Law

C.    Waivers/Exceptions

II.             Making Decisions and Reporting Possible Violations

A.           Advice and Help with Decision-Making

B.    Reporting Possible Violations

C.    No-Retaliation Guarantee

III.         Ethics in the Work Place

A.    Internal Accounting Controls

B.    Human Rights

C.    Discrimination

D.    Harassment

E.     Health, Safety & Environment

F.     Substance Abuse

G.    Electronic Information Systems

H.    Privacy and Personal Information

IV.        Ethics in the Market Place

A.    Fraud

B.    Bribery/FCPA (Foreign Corrupt Practices Act)

C.    Gifts/Entertainment

D.    Antitrust and Competition

E.     Export Control/Sanctions

F.     Political Contributions

G.    Conflicts of Interest

H. Corporate Sponsored Memberships

V.            Protecting KEMET Assets

A.    Protection of Assets

B.    Use and Disclosure of Insider Information

C.    Proprietary and Confidential Information

D.    Records Management/Data Protection

VI.        Appendix

A.    Memorandum of Employee’s Agreement (MEA)

B.    Acknowledgement of MEA

A Letter from the CEO

Dear KEMET Employee:

KEMET has always been known as a company with high ethical standards. Our worldwide reputation for conducting business fairly, honestly, and ethically is one of our greatest assets and one that could not be easily repaired or replaced. Every decision we make and every action we take affects the way the world perceives us and the results we achieve. Each of us contributes to KEMET’s success in unique ways, but we share a collective responsibility to “do the right thing” and behave ethically at all times.

We believe that ethics and business are inseparable at KEMET—that no business objective can be achieved without following the highest ethical standards and complying with all local and national laws and regulations that pertain to our operations. Our ethical standards form the basis for many of our KEMET Values, especially “Integrity,” which states, “We are honest and ethical in all our business dealings, focused on the best interest of the company.” These standards extend to the treatment of our employees, our customers, and the communities in which we operate. This means that we are committed to fair dealings for all, conforming not only to the letter of the law but also with the spirit of the laws and regulations affecting our business around the world. We have achieved our worldwide leadership position by upholding our reputation and will continue to lead only if we keep that reputation intact.

To this end, we have committed our ethical standards to a Global Code of Conduct for our company. This Code is intended to provide employees with guidance to help them make responsible, lawful, and ethical decisions in their day-to-day work. I am asking each person in the KEMET organization to make a personal commitment to live up to the expectations outlined in our Global Code of Conduct, including but not limited to:

•                  Understanding and complying with all standards contained in the Code as they apply to your work for the company.

•                  Notifying the company if you believe a violation of the law or a violation of our ethical standards has occurred.

•                  Cooperating fully and honestly in the investigation of any alleged violation of the law or of our ethical standards.

Managers have additional responsibilities under the KEMET Global Code of Conduct. Specifically, each manager has the responsibility for creating an environment of trust that allows employees to report known or suspected violations and to voice their concerns without fear of retaliation. Each manager is also charged with addressing employees’ concerns about appropriate conduct promptly and with care and respect.

If you need to report a possible violation, we encourage you to go first to your manager, your HR manager, or the Chief Compliance Officer. However, if you do not feel comfortable going through normal channels, the company also provides an alternate, anonymous method for reporting concerns no matter where in the world you are located. KEMET’s ListenUp program is administered by a third-party organization not affiliated with the company, and all information provided through ListenUp is kept strictly confidential.

When we all work together to understand the values contained in the KEMET Code of Conduct and use them to guide our individual behavior, we protect the legacy of fair and ethical dealings built by past and present KEMET employees and set an example for those who will follow. Only one kind of performance will protect our reputation, increase our customers’ confidence in us, and enable us to grow and prosper, and that is performance with integrity. Don’t allow anything—not “making the numbers,” a chance to “beat the competition,” or even a direct order from a superior—to compromise your commitment to integrity.

Please take the time to read and understand our Global Code of Conduct. It is my hope that this document will foster a dialogue about key compliance and ethics issues you may face in the course of doing your job. If you have questions or comments about the Code, or about any KEMET policy, please discuss them with your manager, the HR Manager for your location, or the Chief Compliance Officer.

Thank you for your ongoing support of compliance and ethics at KEMET.

Sincerely,

Per-Olof Lööf

Chief Executive Officer

I.      About the KEMET Global Code of Conduct

A.    General Compliance Policy

The KEMET Global Compliance Policy applies to all KEMET employees, including Business Groups, functional groups, subsidiaries, affiliates, partnerships, and joint ventures. Any reference to “employee” within the Code includes all KEMET employees, officers, and directors as well as any agent acting on behalf of KEMET.

Each employee is expected to be familiar with the provisions of the Code. In addition, each employee is responsible for knowing and understanding the laws, rules, regulations, and policies affecting his or her specific work. The company is responsible for ensuring that employees have access to relevant education relating to compliance with those laws, rules, regulations, and policies.

KEMET employees are expected to follow all standards set forth in this Code even where local law would allow for a lower standard. If local law requires a higher standard, KEMET employees must follow the higher standard. The rights of KEMET employees under applicable laws will be respected at all times.

A violation of the KEMET Global Code of Conduct is a serious matter. All employees share responsibility for reporting possible violations. All incidents reported will be thoroughly investigated and disciplinary actions, up to and including termination of employment will be taken if deemed appropriate based on the investigation.

I.      About the KEMET Global Code of Conduct

B.    Honoring the Spirit of the Law

A global company like KEMET is subject to many different laws and regulations at the same time. All KEMET employees are responsible for knowing and abiding by the laws and regulations that apply to our business activities. In some instances, there may be a conflict between the applicable laws of two or more countries.  In other situations, the Code or company guidelines may differ from local laws or regulations. In these cases, we must always follow the higher standard. When you encounter these types of conflicts, it is important to consult your manager, your HR manager, or the Chief Compliance Officer for help in determining how to properly resolve the issue.

Beyond complying with the letter of the law, however, we also must act in a manner that upholds the spirit and the intent of the law. It is not acceptable to adhere to the letter but not the spirit of the law by seeking “technicalities” or “loopholes” that may allow legal but unethical behavior.

To help our company in complying with the spirit as well as the letter of all applicable laws, KEMET has adopted the Electronic Industry Code of Conduct (EICC). The EICC is a comprehensive code of conduct that addresses all aspects of corporate responsibility including Labor, Health and Safety, the Environment, and Business Ethics. It outlines standards to ensure that working conditions in the electronic industry supply chain are safe, that workers are treated with respect and dignity, and that manufacturing processes are environmentally friendly.

In order to assure continued compliance, KEMET conducts periodic self-evaluations covering these topics through a variety of internal auditing and monitoring programs, taking corrective and preventive action as appropriate. Similarly, KEMET requires its suppliers to conduct similar periodic self-evaluations and to supply copies of such self-evaluations to KEMET upon request.

I.      About the KEMET Global Code of Conduct

C.    Waivers/Exceptions

In rare circumstances, certain standards within the KEMET Global Code of Conduct may be waived based on local customs or laws. A request for a waiver must be initiated by a Business Group Vice President or Corporate Officer and submitted to the Chief Compliance Officer. The Chief Compliance Officer is responsible for consulting with Corporate Legal Counsel and other members of the Leadership Team, as appropriate, to determine if the request for a waiver has validity.  If any of the consulted executives are not in agreement to approve the request, then it shall be denied.  If all of the consulted executives are in agreement, then it will be forwarded to the Audit Committee of the Board of Directors with their recommendation for approval.  The Audit Committee has the sole discretion to determine if the waiver should be approved or denied. No employee may take it on his or her own initiative to grant a waiver to any aspect of this Code.

In the event a waiver is granted, it is the responsibility of the Chief Compliance Officer, in consultation with the Audit Committee, Corporate Legal Counsel and other members of the Leadership Team, as appropriate, to determine whether or not public disclosure of the waiver granted is required.

For assistance in requesting a waiver, contact your Business Group Vice President or the Corporate Officer responsible for your work function.

II.    Making Decisions and Reporting Possible Violations

A.    Advice and Help with Decision-Making

We expect everyone associated with KEMET to choose right over wrong when carrying out daily roles and functions. However, in a world of many different laws and ethical standards, it is not always immediately clear which choice is right and which choice is wrong. To help you in making these types of decisions, this document provides examples to help you determine which is the correct choice. These examples are given in the form of Questions and Answers contained in blue boxes at the end of specific sections of the Code.  Although they cannot cover every situation, they should help you with some of the more common decisions that you are called on to make in the course of doing your job.

Whenever you are in doubt about how to handle a matter that may have legal or ethical implications, you should seek guidance. You can discuss the situation with your manager, your HR manager, or the Chief Compliance Officer. Part of their job is to give you advice and help with the decision-making process.

II.    Making Decisions and Reporting Possible Violations

B.    Reporting Possible Violations

As a KEMET employee, it is both your right and your responsibility to report any possible violation of the law or this Code you observe or become aware of. This includes any situation in which you are asked to take an action you believe might be a violation. In addition, you have a responsibility to cooperate fully and honestly in the investigation of any alleged violation. You may not conceal, alter, or destroy evidence for the purpose of preventing or hindering an investigation.

If you observe or become aware of a violation of the law or this Code and do not report it, that is considered a violation of the KEMET Global Code of Conduct and may result in disciplinary action against you. Likewise, disciplinary action may be taken against you if you knowingly report false information. Of course, any report you make in good faith to your manager, your HR manager, or the Chief Compliance Officer will not be held against you in any way, even if it turns out after investigation to be a “false alarm.”

If you are not comfortable reporting a possible violation through normal channels, you may use KEMET’s ListenUp program to report the possible violation confidentially and anonymously. ListenUp is available to every KEMET employee around the world either by regular mail, e-mail, or telephone. This program is administered by an outside firm not connected to KEMET, and no identifying information about you will ever be sought by or submitted to anyone at KEMET. However, we do want to remind you that, in accordance with the company’s Electronic Information Systems policy, KEMET routinely maintains logs of all phone calls, e-mails, and Internet sites accessed over KEMET-owned equipment/lines. While it would not be our intention to use these logs to determine if someone has contacted ListenUp, we strongly suggest that you contact them only from equipment/lines that are not owned by KEMET or located on KEMET property.

Updated information about the ListenUp program is published each year on KEMET World and in the KEMET Communications database. In addition, a matrix showing how to contact ListenUp from each of our various countries/regions is included on the back page of this document.

II.    Making Decisions and Reporting Possible Violations

C.    No-Retaliation Guarantee

KEMET will not tolerate any form of retaliation against any employee who makes a good-faith report about possible violations of the law or this Code, or who asks questions about ongoing or proposed conduct. Anyone who attempts such retaliation will be subject to disciplinary action, up to and including termination.

If you believe you have experienced retaliation for raising a concern or reporting a possible violation, please contact your manager, your HR manager, or the Chief Compliance Officer immediately.

III.   Ethics in the Work Place

A.    Internal Accounting Controls

All KEMET employees share a responsibility for ensuring that the company’s business and financial records are complete and accurate reflections of the company’s operations and business activities. KEMET has established and maintains a comprehensive system of internal controls designed to ensure that accounting records provide reliable and accurate financial information in accordance with generally accepted accounting principles and other applicable laws and regulations. The Corporate Controller is primarily responsible for external (i.e., Securities and Exchange Commission) compliance and reporting. As a KEMET employee, however, you are responsible for making sure the documents and reports required for your job are also accurate and truthful (for example, time cards and expense reports). KEMET does not support or condone preparing false records under any circumstances.

If you become aware of any records that may be inaccurate, please report the situation immediately to your manager, HR manager, or the Chief Compliance Officer.

Q:          I was asked to work overtime and then instructed by my immediate supervisor not to include the overtime on my time card. Is this a violation of the Global Code of Conduct?

A:           Yes. It is not only a violation of the Code but in many countries, including the United States, it is illegal. In recording time worked, there must be no deviation from the facts. Any misstatement of the facts is contrary to the law and this Code.

III.         Ethics in the Work Place

B.    Human Rights

The company complies with all laws, including employment laws, in every country where we operate. However, in keeping with our commitment to the spirit as well as the letter of the law, all KEMET employees, regardless of location or position, are to be treated with fairness, dignity and respect at all times. We believe in fostering an atmosphere of open communication and in valuing individuals for their diverse backgrounds, experiences, styles, approaches, and ideas.

In turn, as a KEMET employee, you are expected to conduct yourself in a manner that supports respect and trust. You are trusted to behave at all times as a mature, responsible adult; to use good judgment in dealing with others, both inside and outside the company; and to treat co-workers with the same fairness, dignity, and respect you expect from others.

Supervisors and managers are also expected to create and maintain a working environment that ensures the fair and equitable treatment of all employees.

III.         Ethics in the Work Place

C.    Discrimination

KEMET complies with all Equal Employment Opportunity laws of the United States of America and regulations and other government-mandated Employment Practice laws in all countries where we do business. Beyond this adherence to the letter of the law, the company is committed to providing equal employment opportunities for all of its employees whether or not their country mandates such protection. We do not discriminate on the basis of race, color, religion, sex, age, national origin, disability or veteran status unless the limitation is a bona fide occupational requirement. KEMET also makes reasonable accommodations for disabled employees. We follow these principles in all areas of employment, including recruitment, hiring, training, promotion, compensation, benefits, transfer, and social and recreational programs.

Q:          I am of a different national origin than most of the people in my department. Recently, I was denied a promotion for which I feel I am better qualified than the person who was selected. Is this illegal discrimination?

A:           Maybe. There are many factors considered in determining who is the best-qualified candidate for a position. However, if you feel that you were discriminated against, then the situation needs to be discussed with your manager or HR manager. He or she will be able to look into the situation to determine whether the selection was made based on legal, valid differences in qualifications or, illegally, on the basis of national origin.

III.         Ethics in the Work Place

D.    Harassment

KEMET believes that every employee should be able to work in an environment that is free from harassment of any kind. This includes any conduct that affects the employee’s job status or creates a hostile or offensive work environment. The company will take all necessary action to prevent harassment not only by employees, but also by customers, suppliers, and other non-KEMET employees.

More specific information about KEMET’s position on harassment can be found in Corporate HR Policies & Procedures Document, Corporate Harassment Policy — All Employees

Q:          I am a woman who works in a department that is predominantly male. One of my co-workers frequently makes jokes about women. I have told him several times that I do not like it, but he tells me it is “all in good fun” and that I need to “lighten up” if I’m going to work in this area. Is this considered harassment under KEMET policy and this Code of Conduct?

A:           Yes. Please discuss the situation immediately with any supervisor, manager, officer of the company, or member of the Human Resources staff so that an investigation can be initiated. If the investigation reveals that the complaint is valid, the company will take immediate and appropriate corrective action to stop the harassment and prevent its recurrence.

III.         Ethics in the Work Place

E.     Health, Safety and Environment

A number of environmental laws, standards, requirements, and policies apply to our worldwide business operations and products. As a KEMET employee, you have a responsibility to understand and follow these as they apply to your work. In general, the company is committed to:

•                  Conserving energy, water, raw materials and other natural resources

•                  Managing materials and wastes properly

•                  Reducing/minimizing the use of hazardous materials in our products

•                  Minimizing the environmental impact of our manufacturing technologies

In addition, KEMET is committed to taking all reasonable action to protect employee health and safety within our work places. In turn, you are expected to carry out your duties and responsibilities in a manner that is compatible at all times with KEMET health, safety and environmental policies.

Q:          We have an established procedure in my department for disposing of process waste. I have observed certain individuals in my area who think it is a waste of time to follow the procedure and instead dispose of process waste down the drain. Does the Code of Conduct make it my responsibility to report these individuals?

A:           Yes. Not only are these individuals violating KEMET policy and breaking the law, but they are also creating an unsafe workplace for themselves, for you, and for all of your coworkers. Please report the situation immediately to your Manager, your HR Manager, or the Chief Compliance Officer. If you prefer to remain anonymous, you can report your observations through ListenUp.

III.         Ethics in the Work Place

F.     Substance Abuse

A safe and healthy work environment must be free of substance abuse. Under no circumstances may an employee report to work, operate company equipment or a company vehicle, perform assigned duties, or engage in company business on or off company property while under the influence of alcohol, illegal drugs, or controlled substances. This does not preclude the consumption of reasonable amounts of alcohol during meals or other entertainment with clients in accordance with appropriate business practices. Serving alcoholic beverages on company premises to customers, guests or company employees, such as during company functions, requires written approval from a corporate officer.

Employees are also prohibited from selling, purchasing, manufacturing, possessing, or distributing alcohol, illegal drugs, or controlled substances while on company property or while conducting company business. KEMET may inform appropriate law enforcement agencies in conjunction with the enforcement of this policy.

This prohibition does not extend to employees who are taking legal drugs prescribed by a licensed physician. However, even those medications must not impair your performance of the essential functions of your job or present a threat to the health or safety of yourself or others in the work place.

More specific information about KEMET’s position on substance abuse can be found in Corporate HR Policies & Procedures Document, Substance Abuse Policy — All Employees.

Q:          My doctor prescribed a medication for my allergies that makes me drowsy. Is taking this medication while I’m at work a violation of the Code?

A:           It may be, depending on the extent of your drowsiness and the type of work you perform. The best course of action in this case is to discuss your situation with a member of the company medical staff. He or she will be able to give you additional guidance as to what actions, if any, may be required to ensure your safety as well as the safety of those who work with you.

III.         Ethics in the Work Place

G.    Electronic Information Systems

KEMET’s electronic information systems are part of the company’s business equipment and technology platform and should be used for company purposes. Electronic information systems include any form of electronic communication or electronic data storage.

KEMET employees, contractors, and others granted access to the company’s electronic information systems are responsible for using these systems properly, responsibly, and in accordance with company policy.

As a user of KEMET’s electronic information systems, you do not have a personal privacy right in any data created, stored, received, or sent via these systems.

More specific information about KEMET’s position on the use of company electronics information systems can be found in Corporate HR Policies & Procedures Document, Electronic Information Systems — All Employees.

Q:          A co-worker sent me offensive and inappropriate material via e-mail. What action should I take?

A:           First, you should delete the material. You should also contact the individual and let them know that the material was offensive to you. This is an example of using KEMET’s Electronics Information Systems inappropriately for something other than business purposes. If this continues, it may be a violation of KEMET’s harassment policy and you should contact your manager, your HR manager, or the Chief Compliance Officer for follow up.

III.         Ethics in the Work Place

H.    Privacy and Personal Information

Many countries have implemented, or are planning to implement, privacy laws that set requirements for the appropriate handling of personal data (any information that can be used to identify, contact, or locate an individual). KEMET will comply at all times with the privacy laws enacted by countries in which we do business.

In addition, KEMET is committed to protecting the reasonable privacy expectations of everyone we do business with, including our customers, suppliers, and employees. We will collect, store, process, transmit, and/or share personal information only on a strict need-to-know basis as required by law or contract. In all instances, we will respect the individual’s right to privacy by being good, responsible stewards of their personal information.

Q:          One of my co-workers has access to certain personal employee information in the course of doing his or her job.  Occasionally, he “hints” at something he knows about an individual. Is this a violation of the Code of Conduct?

A:           Yes, it is. Anyone who has confidential employee information entrusted to him or her has an obligation to treat that information with complete confidentiality. Please report this situation to your manager, your HR manager, or the Chief Compliance Officer so that an investigation and, if appropriate, corrective action can be initiated. If you prefer to remain anonymous, you can report this information via ListenUp.

IV.   Ethics in the Market Place

A.    Fraud

Fraud is defined as intentional deception for personal gain. Fraudulent acts are always wrong, including but not limited to such things as:

•                  Embezzlement — the theft of company funds

•                  Forging or altering negotiable instruments such as checks

•                  Misuse of assets belonging to KEMET, an employee, customer, partner, or supplier

•                  Filing a false expense report

•                  Taking cash, securities, supplies, or any other company asset for personal use

•                  Establishing or maintaining an undisclosed or unrecorded bank account, fund, or asset of KEMET

•                  Unauthorized handling or reporting of company transactions

•                  Making false, artificial, or misleading entries into the company’s records or financial statements

KEMET will never engage in fraudulent acts and will take immediate action against anyone who engages in fraud at KEMET’s expense.

Q:          I know for a fact that a co-worker removed tools belonging to KEMET from the work place. Is this fraud?

A:           If he/she removed the tools without permission, without properly signing them out, and with no intention of bringing them back, it is theft, which is indeed a form of fraud. Please report this act to your manager, HR manager, or Chief Compliance Officer so that it can be investigated. If you prefer, you may report it anonymously through ListenUp.

IV.   Ethics in the Market Place

B.    Bribery/Foreign Corrupt Practices Act (FCPA)

Many countries have bribery and other anti-corruption laws that are intended to prevent companies and individuals from gaining an unfair advantage by undermining the rule of law. KEMET will never offer or accept bribes or kickbacks, and will not participate in or facilitate corrupt activities of any kind. This prohibition on bribes and kickbacks also applies to third parties acting on KEMET’s behalf, such as agents, contractors, or consultants. We will never engage a third party who we believe may attempt to offer a bribe or kickback in the conduct of KEMET’s business.

The U.S. Foreign Corrupt Practices Act (FCPA) prohibits payment or offers of value to government officials, parties, or candidates in order to influence their acts or decisions as they relate to business opportunities. If your job requires you to have dealings with government officials, parties, or candidates in any country, you need to be familiar with this Act. If there is ever any question of propriety, contact the Chief Compliance Officer immediately.

Token tips or minor payments to government, institutional, vendor, or customer service personnel that simply facilitate service, are traditional in the country or locality, are nominal in amount, do not involve a perversion of judgment or corruption of conduct, and are properly recorded may be acceptable. Minor payments meet this test only if, through the generation of good will and not by any other means, they encourage timely performance of an act that the recipient already has a duty to perform because of some legal requirement or job responsibility.

IV.   Ethics in the Market Place

C.    Gifts/Entertainment

KEMET operates in many countries around the world, and customs regarding business gifts and favors vary greatly. There are times when it may be respectful or appropriate to offer or receive business gifts or favors, including entertainment, as gestures of mutual appreciation and gratitude. Offering or accepting properly recorded business meals, entertainment, or token gifts intended and understood as simple courtesies meant to foster understanding and communication with suppliers, customers, and public officials is allowed.

Acceptable business gifts, favors, or entertainment are generally those that:

•                  Are infrequent, non-cash, and not excessive in value (defined as no more than US $100 or local currency equivalent)

•                  Comply with all applicable U.S. and foreign laws

•                  Would not embarrass the company, the person receiving the gift, or the person giving the gift

In the event you receive a gift or other favor valued at more than US $100, you must notify your manager or HR Manager and explain the circumstances. In the event you elect to keep the gift or accept the favor, you may be required to contribute an amount equal to the value of the gift or favor to a charitable organization of your choosing. This contribution needs to be documented and a copy forwarded to the Chief Compliance Officer along with details of the circumstances.

If you ever have a question about a business gift, favor, or entertainment, contact your manager, HR Manager or the Chief Compliance Officer for assistance in determining the correct course of action.

Q:          I work in the Purchasing department. A supplier has offered me the opportunity to play golf at his very exclusive country club. Would that be considered acceptable business entertainment?

A:           It depends. Are other customers of the supplier also invited to the outing? Is there a purchasing decision about to be made that the supplier may be trying to influence? To be safe, the best course of action would be to discuss the situation with your manager, HR manager, or the Chief Compliance Officer before accepting or declining the invitation.

IV.   Ethics in the Market Place

D.    Antitrust and Competition

Antitrust laws, sometimes also called competition laws, govern the way that companies interact with their competitors, customers, and suppliers in the market place. They are designed to encourage competition by prohibiting unreasonable restraints on trade. KEMET and its directors, officers, and employees are required to comply with the antitrust and unfair competition laws of the many countries in which the company does business. These laws are complex and vary considerably from country to country. They generally concern:

•                  Agreements with competitors that harm customers, including price fixing and allocations of customers or contractors,

•                  Agreements that unduly limit a customer’s ability to sell a product, including establishing the resale price of a product or service or conditioning the sale of products on an agreement to buy other company products and services, and/or

•                  Attempts to monopolize, including pricing a product below cost in order to eliminate competition.

KEMET is committed to competing vigorously but fairly for suppliers and customers in all regions and countries where we do business. Violating antitrust laws is a serious matter, and could place both the company and the individual at risk for substantial criminal penalties. If you ever have a question about compliance with antitrust laws, it is very important that you contact your manager, HR Manager, or the Chief Compliance Officer for guidance.

Q:          During a trade show, I was chatting informally with sales representatives from some of our competitors when the discussion turned to how profit margins have been slipping for all of us. Although it seemed innocuous, I felt a little uncomfortable discussing profit margins with competitors, so I excused myself and walked away. Did I do the right thing?

A:           Yes. This type of conversation can definitely be a potential problem. If some or all of the competitors involved in the discussion subsequently raise their prices, a court could conclude that everyone present during the conversation, whether they said anything or not, was engaged in a price-fixing scheme.

IV.   Ethics in the Market Place

E.     Export Control/Sanctions

Laws and regulations govern imports and exports in every country in which KEMET does business. In many cases, these laws require an export license or other appropriate government approvals before an item may be shipped or transferred.

As KEMET employees, each of us has a responsibility to comply with these laws and regulations. As a minimum:

•               All goods must be cleared through customs, and

•               We should not proceed with a transaction if we know or suspect that a violation has occurred or is about to occur.

Violations, even inadvertent ones, could result in significant fines and penalties, denied export licenses, loss of export privileges, or increased customs scrutiny and delays. If you ever have a question about the proper course of action in handling imports/exports, contact your manager, HR manager, or Chief Compliance Officer immediately.

IV.   Ethics in the Market Place

F.     Political Contributions

KEMET obeys all laws in promoting the company’s position to governmental authorities and in making political contributions. However, the company reserves the right to lobby for issues that impact our business within the letter and spirit of those laws.

No political contribution to any candidate, party, incumbent, or interest group may be made on behalf of the company by any KEMET employee without the express permission of the Board of Directors.

Q:          A manager in my department has asked all of us to purchase tickets to a political fundraiser for a candidate he supports. Is this a violation of the Code of Conduct?

A:           Yes. Although KEMET respects your right to participate in political activities on your own behalf or on behalf of any cause or candidate you favor, employees are expected to refrain from any political activities at work. In addition, because he is a manager, this individual may be perceived as using his position of authority to pressure you into making a contribution to this candidate. Finally, if this occurred during working time or in a work area, it may also be a violation of KEMET’s non-solicitation policy. Please report this immediately to your HR manager or the Chief Compliance Officer so it can be investigated.

IV.   Ethics in the Market Place

G.    Conflicts of Interest

Employees have a duty to advance KEMET’s legitimate interests when the opportunity to do so arises. No director, officer, or employee of the company may have a personal, financial, or family interest that could in any way keep him/her from acting in the best interest of the company.

Specifically, directors, officers, and employees are prohibited from:

•              Taking for themselves personally any opportunities that are discovered through the use of company property, information, or position

•              Using corporate property, information, or position for personal gain, and/or

•              Competing with the company.

Any actual or potential conflict of interest must be reported to your manager, HR manager, or Chief Compliance Officer as soon as it is recognized.

Q:          My brother operates a cleaning company. I recently learned that KEMET will be choosing a new cleaning company soon. I will have no part in selecting the new company nor will I share any insider information with my brother that would give him an unfair advantage in submitting a bid. Is it OK if I tell him about this opportunity?

A:           Yes. Under the circumstances you have described, it is probably OK. However, to avoid even the appearance of any impropriety, you should discuss the situation with your manager, HR manager, or the Chief Compliance Officer before you take action.

IV.   Ethics in the Market Place

H.    Corporate Sponsored Memberships

Employees may participate in corporate sponsored memberships that serve legitimate business needs. Sponsored memberships are appropriate only in organizations whose objectives and activities are lawful and ethical, and fit within the framework of broadly accepted social values.

Contact your manager, HR manager, or Chief Compliance Officer with any questions regarding corporate sponsored memberships.

V.    Protecting KEMET Assets

A.    Protection of Assets

Every KEMET employee has a responsibility to protect the assets of the company. This responsibility extends to physical assets, intellectual assets, and trademarks and brands.

Physical assets include funds, products, facilities, equipment, and electronic information systems. These assets are to be used for KEMET business. Each of us must follow applicable security and use procedures to protect the company’s physical assets from theft, loss, damage, or misuse. Any theft, loss, damage, or misuse should be reported immediately to your location’s Security office. If your location does not have a Security office, report it to your manager, HR manager, or the Chief Compliance Officer.

Intellectual assets include process and product information, internal communication, digital information stored on any electronic device, documents, and verbal discussions that have been identified as proprietary or Business Confidential. If you become aware of any misuse of the company’s intellectual assets, please report it to your manager, HR manager, or the Chief Compliance Officer immediately. See also Section V. C. of this document, Proprietary and Confidential Information.

Among KEMET’s most valuable assets are its trademarks and brands. To protect the value and recognition of KEMET’s trademarks, the company has guidelines that specify how and when they may be used. These guidelines must be followed whenever the company’s trademarks and/or brands are used, whether in internal or external communications or in materials prepared by third parties, such as marketing agencies, distributors, and Original Equipment Manufacturers (OEMs). If your job requires you to use KEMET’s trademarks or brand names or to interact with third parties who use them, contact your manager, HR manager, or the Chief Compliance Officer for guidance.

Q:          A co-worker in my department is organizing a bowling tournament to benefit her son’s scout troop. She said she copied the company’s logo onto the flyer that she sent out to her friends to give it more “weight.” Is this a violation of the Code of Conduct?

A:           Yes, it is. Using the company’s logo on the flyer implies that the company is sponsoring the tournament in some way. This is not an appropriate use of the company logo. Please report this situation to your manager, your HR manager, or the Chief Compliance Officer so that it can be investigated and appropriate corrective action taken. If you prefer to remain anonymous, you may report it using ListenUp.

V.    Protecting KEMET Assets

B.    Use and Disclosure of Insider Information

Directors, officers, and employees of the company, along with their immediate family members, are not allowed to trade in securities or any other kind of property based on knowledge that comes from their jobs, if that information has not been reported publicly. In addition, directors and executive officers can only trade in company stock, as specified by SEC regulations, after first notifying and receiving the approval of the Company’s General Counsel. It is against the laws of many countries, including the United States, to trade or to “tip” others who might make an investment decision based on inside information.

It is expressly prohibited to use non-public information to buy or sell company stock or the stock of a company supplier, customer or competitor, or to exercise company stock options.

Additional information applicable only to directors and senior personnel can be found in Corporate HR Policies and Procedures Document, Statement of Policy to Directors, Officers and Key Employees concerning Securities Trading and Disclosure of Confidential Information.

Q:          A co-worker has been bragging about making a big profit by buying the stock of another company that he learned, through his involvement with the project, would be providing parts to us for an innovative new product. He claims that, since he did not use the information to buy our company’s stock, it is not insider trading.  Is he right?

A:           No, he is not right. He used non-public information to buy the stock of a company supplier, so it does fall under the prohibitions against insider trading. Please report this situation immediately to your manager, HR manager, or the Chief Compliance Officer. If you prefer to remain anonymous, you can report it through ListenUp.

V.    Protecting KEMET Assets

C.    Proprietary and Confidential Information

Each director, officer, and employee will safeguard all proprietary and confidential information by marking such information accordingly, keeping it secure, and limiting access to those who have a need-to-know in order to do their jobs. This includes:

•                  Information that is not generally known to the public,

•                  Information that could be helpful to competitors, and

•                  Information that suppliers or customers have entrusted to the company.

The obligation to preserve the company’s confidential information continues even after employment ends. Unless prohibited by the law of a new employee’s legal country of residence, each new salaried employee is required to sign a Memorandum of Employee’s Agreement, or MEA, at the time of hire.  In addition, each salaried employee who signed an MEA at the time of hire is required to sign a letter acknowledging the MEA and the fact that it is still binding upon termination of employment with KEMET.  A copy of the MEA and MEA acknowledgement letter can be found in the appendix of this document.

Please address any question about whether or not information you acquire in the course of doing your job is proprietary or confidential to your manager, HR manager, or the Chief Compliance Officer.

Additional information about this topic can be found in Section V. A. of this document, Protection of Assets.

Q:          An engineer I work with in Product Design always puts sensitive product drawings into a locked drawer before she goes to lunch. Is this an acceptable way to safeguard proprietary and confidential information?

A:           Yes. Unless another more stringent procedure has been established by your department, this appears to be a very responsible way to handle proprietary and confidential information.

V.    Protecting KEMET Assets

D.    Records Management/Data Protection

KEMET has a comprehensive records management policy that all employees are expected to follow.  Company records must be maintained or destroyed only in accordance with the established records retention schedule. No employee is allowed to alter, conceal, or destroy documents or records that are subject to an investigation or that may be used in an official proceeding. This includes paper documents and electronic documents such as e-mail.

Additional procedures for safeguarding electronic records are established by the Information Technology (IT) group.

The document establishing the KEMET records management policy is found in the KEMET Quality Manual.

Policies governing the management and protection of electronic information are found in the Computer Policies and Standards database.

Q:          One of my co-workers has trouble remembering his computer password, so he writes it down in the back of the calendar on his desk. Everyone in the department knows where it is. Is this a violation of the Code of Conduct?

A:           Yes, it is. Corporate HR Policies and Procedures Document, Electronic Information Systems — All Employees, requires that passwords, certifications, and/or IDs must be protected and not shared with others. Please report this situation to your manager, HR manager, or Chief Compliance Officer so that it can be investigated. If you prefer, you may report it anonymously through ListenUp.

VII. Appendix

A.            Memorandum of Employee’s Agreement

IN CONSIDERATION OF MY EMPLOYMENT by KEMET Corporation or its divisions or subsidiaries (the “Company”) in a capacity which makes available to me confidential information concerning the technology and trade secrets on which the Company’s business depends, I agree:

To keep confidential and not disclose or use, either during or subsequent to my employment, any secret or confidential technology, information or trade secrets of the Company, including but not limited to present or prospective products, processes, production methods, research and development activities, licensing programs, supplier and customer relationships, and sales and marketing activities which are not known generally to our competitors, except as required in my employment with the Company or as authorized in writing by the Company; and

To assign to KEMET Corporation all inventions made by me, alone or jointly with others, in the course of such employment, relating to the business of the Company or resulting from tasks specifically assigned to me by the Company.

I further agree to perform all actions taken in connection with my employment with the Company in a manner which is consistent with the Global Code of Conduct.

This Memorandum of Employee’s Agreement shall continue in effect for the duration of my employment with KEMET Corporation, whether at the location at which it was signed or in the event of my transfer to another location or to an affiliated company of the Company either in the United States or overseas.

It is understood and agreed that this Agreement does not bind either party to any specific period of employment.

EXEMPT	NON EXEMPT	EMPLOYEE’S GOVERNMENT ISSUED IDENTIFICATION NUMBER (ie SOCIAL SECURITY NUMBER)

DATE		SIGNATURE OF EMPLOYEE

LOCATION & DEPARTMENT		FULL NAME OF EMPLOYEE — TYPEWRITTEN

KEMET Corporation		BY:

DATE		SIGNATURE OF CORPORATION OFFICER

DEPARTMENT		NAME OF CORPORATION OFFICER – TYPEWRITTEN

VII. Appendix

B.            Acknowledgement of Memorandum of Employee’s Agreement

To:

During your employment with Union Carbide Corporation/KEMET Electronics Corporation, you signed a “Memorandum of Employee’s Agreement” in which you agreed to assign to Union Carbide/KEMET all inventions by you, alone or jointly with others, in the course of your employment relating to the business of the Corporation. This Agreement also provided that confidential information you acquired during your employment was to be kept confidential and not used or disclosed after your employment except as authorized in writing by the Corporation.

The proprietary information covered by your Agreement includes any specific information acquired through your employment with us concerning our present or prospective products, processes, production methods, research and development activities, licensing programs, supplier and customer relationships, and sales and marketing activities which is not known generally to our competitors. Information which you participated in developing is just as confidential as information developed by others.

We recognize that your employment with us has contributed to the growth of your skills and is an inseparable part of your skills, and you are free to use any non-confidential information which you acquired while in our employ. At the same time we intend to protect the specific technical and business details acquired by us through large investment and effort. We are confident, however, that you desire to carry out your obligations under your Agreement with us; and if in the future you have any questions about the propriety of using or disclosing any particular information acquired from us, we will be very glad to discuss the matter with you prior to use or disclosure.

Now that your employment is being terminated, we wish to call your attention to the aforementioned Agreement signed by you and request that you acknowledge receipt of this reminder letter by signing the extra copy provided for this purpose.

Very truly yours,

Larry C. McAdams
Vice President, Human Resources

Signed:	Witnessed:

Date:	Date: